Exhibit 12

           John Deere Capital Corporation and Subsidiaries
          Computation of Ratio of Earnings to Fixed Charges
                       (dollars in thousands)

                        Three Months Ended 31 January
                        -----------------------------
                              1998         1997
                        -------------   -------------
Earnings:

Income before income
 taxes and changes
 in accounting              $ 47,530     $ 46,326

Fixed charges                 89,278       72,342
                            --------     --------
   Total earnings           $136,808     $118,668
                            ========     ========
Fixed charges:

Interest expense            $ 88,258     $ 71,485
Rent expense                   1,020          857
                            --------     --------
   Total fixed
    charges                 $ 89,278     $ 72,342
                            ========     ========
Ratio of earnings to
 fixed charges *                1.53         1.64
                            ========     ========


                           For the Years Ended October 31
                    --------------------------------------------
                      1997     1996     1995     1994     1993
                    -------- -------- -------- -------- --------
Earnings:

Income before income
 taxes and changes
 in accounting      $211,251 $206,588 $175,360 $161,809 $169,339
Fixed charges        330,648  276,726  240,913  168,507  170,226
                    -------- -------- -------- -------- --------
   Total earnings   $541,900 $483,314 $416,273 $330,316 $339,565
                    ======== ======== ======== ======== ========
Fixed charges:

Interest expense    $326,867 $273,748 $238,445 $166,591 $167,787
Rent expense           3,782    2,977    2,468    1,916    2,439
                    -------- -------- -------- -------- --------
   Total fixed
    charges         $330,648 $276,725 $240,913 $168,507 $170,226
                    ======== ======== ======== ======== ========
Ratio of earnings to
 fixed charges *        1.64     1.75     1.73     1.96     1.99
                    ======== ======== ======== ======== ========
---------
"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.